SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

THE COOPER COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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February   , 2005

Dear Stockholder:

You are cordially invited to join us at the 2005 Annual Meeting of Stockholders of The Cooper Companies, Inc. on Tuesday, March 22, 2005, to be held at The Benjamin Hotel, 125 East 50th Street, New York, NY beginning at 10:00 a.m. (EST).

The meeting will also be webcast live through our website at http://www.coopercos.com. To listen to the live meeting, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. The webcast will be presented as audio with slides and an archived version will be available on the website after the meeting. The webcast will not be interactive, and you will not be able to ask questions or vote your shares.

At the meeting, we will ask our stockholders to elect the Board of Directors, to ratify the selection of the independent auditors and to amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 70,000,000 to 120,000,000 as described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We have also included a copy of the Company’s 2004 Annual Report on Form 10-K as filed with the SEC and a form of proxy or voting instruction card. We encourage you to read the Annual Report, which includes information on the Company’s operations, markets and products, as well as the Company’s audited financial statements.

I hope that you will take this opportunity to participate in the affairs of the Company by voting on each of the business items to come before the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy by mail. Alternatively, most of our stockholders may now vote their shares by telephone or through the internet, as indicated on the enclosed form of proxy. If you attend the meeting and wish to vote your shares in person, you may revoke your proxy.

We look forward to seeing you at the Annual Meeting.

Sincerely,

A. THOMAS BENDER

Chairman of the Board of Directors

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

THE COOPER COMPANIES, INC.

The Annual Meeting of Stockholders of The Cooper Companies, Inc., a Delaware corporation (the “Company”), will be held on March 22, 2005, at The Benjamin Hotel, 125 East 50th Street, New York, NY, at 10:00 a.m., for the purpose of considering and acting upon the following:

1.  The election of a board of ten directors;

2.  The ratification of the appointment of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending October 31, 2005;

3.  The amendment of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 70,000,000 to 120,000,000 shares; and

4.  The transaction of any other business that may properly arise at the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on February 3, 2005 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Enclosed with this Notice are a Proxy Statement, a proxy card and a return envelope, as well as a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, we encourage you to vote by completing the enclosed proxy. You may vote your proxy by Internet, phone, or mail by following the instructions on the proxy card.

By Order of the Board of Directors

CAROL R. KAUFMAN

Secretary

Dated: February   , 2005

YOUR VOTE IS IMPORTANT

It is important that all stockholders be represented at the Annual Meeting. In order to assure your representation, whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly in the accompanying reply envelope. No postage is necessary if mailed in the United States. Most stockholders can also vote their shares on the Internet or by telephone. A toll free telephone number and a website address are included on the enclosed proxy card. If you choose to vote by telephone or Internet, you do not need to return your proxy card. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

MARCH 22, 2005

Information Regarding Proxies

The accompanying proxy card is solicited by and on behalf of the Board of Directors of The Cooper Companies, Inc. (the “Company”) for use at its Annual Meeting of Stockholders to be held on March 22, 2005 at The Benjamin Hotel, 125 East 50th Street, New York, NY, at 10:00 a.m., and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about February     , 2005. Included with the Proxy is the Company’s 2004 Annual Report to Stockholders on Form 10-K as filed with the Securities and Exchange Commission (SEC). This is not a part of the proxy soliciting materials.

When you return a properly executed proxy card in the form enclosed with this Proxy Statement, or vote by phone or Internet, the shares represented will be voted at the Annual Meeting in accordance with the indicated directions. If a proxy card is properly executed but no directions are indicated, the shares will be voted FOR each of the nominees for director as shown on the form of proxy card, FOR ratification of the appointment of KPMG LLP as independent certified public accountants of the Company and FOR the amendment of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock. The Board of Directors is not aware of any other business to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof for which specific authority has not been solicited from the stockholders, then, to the extent permissible by law, the persons named on the proxy card will have discretionary authority to vote in accordance with their best judgment. A stockholder who executes and returns the enclosed proxy card may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing a subsequently dated proxy card or vote by phone or Internet, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and returned a proxy card does not automatically revoke such proxy.

The Company will pay all costs associated with soliciting proxies. In addition to the solicitation of proxies by mail, officers, directors and other employees of the Company, acting on its behalf, may solicit proxies by telephone, facsimile, electronic transmission or personal interview. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay a fee of [$11,000] plus reasonable expenses. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to stockholders of record.

Outstanding Stock and Voting Rights

As of the close of business on February 3, 2005, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding [44,245,232] shares of the Company’s common stock, $.10 par value per share, each of which is entitled to one vote at the Annual Meeting. Under the Company’s By-laws and Delaware law, shares represented by proxies that reflect abstentions or broker “non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker “non-votes” occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Directors will be elected by the favorable vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions as to the election of directors will not affect the election of the candidates receiving a plurality of votes. The proposals to approve the increase in the number of authorized shares of common stock requires the affirmative vote of the majority of the outstanding shares of common stock, and the proposal to ratify the appointment of the Company’s independent certified public accountants requires the approval of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions to these proposals will have the same effect as votes against them. Shares represented by proxies that reflect broker non-votes will have the same effect as a vote against the proposal to increase the number of authorized shares of common stock, but be treated as not entitled to vote for purposes of determining approval of the proposal to ratify the appointment of the Company’s independent certified public accountants and will not have any effect on the outcome of such proposal.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s By-laws provide for no fewer than six and no more than eleven directors, as determined by the Board of Directors, which has fixed the number of directors to be elected at the 2005 Annual Meeting at ten, each of whom will serve until the next Annual Meeting of Stockholders or until their successor is duly elected and qualified. The Board of Directors recommends that each nominee for director described below be elected to serve as a director of the Company. All nominees have consented to be named and have indicated their intention to serve if elected. The Board of Directors expects that all nominees will be available for election and able to serve. If any nominee is not available for election or able to serve as a director, the accompanying proxy will be voted for the election of such other person, if any, as the Board of Directors may designate.

The Nominees

Each of the nominees currently serves on the Board of Directors (the “Board”). The Board approved an increase in the number of directors from either to ten in connection with the acquisition of Ocular Sciences, Inc. (“Ocular”), and on January 6, 2005, pursuant to the Agreement and Plan of Merger by and between the Company, TCC Acquisition Corp. and Ocular, Messrs. Fruth and Cummins were appointed to the Board of Directors as a condition of the closing of the Company’s acquisition of Ocular.

The names of the nominees for election as directors are listed below, together with certain personal information, including their present principal occupation and recent business experience.

Name, Principal Occupation and Other Directorships	Age	Year Commenced Serving as a Director of the Company

A. Thomas Bender	66	1994

Mr. Bender was elected Chairman of the Board in July 2002, and has served as President and Chief Executive Officer of the Company since May 1995. He served as the Chief Operating Officer of the Company from August 1994 to May 1995 and as Acting Chief Operating Officer of the Company from March 1994 to August 1994. He served as Senior Vice President, Operations from October 1992 to February 1994. He also served as President of CooperVision, Inc., the Company’s contact lens subsidiary, from June 1991 to December 2004. Between 1966 and June 1991, Mr. Bender held a variety of positions at Allergan, Inc. (a manufacturer of eye and skin care products), including Corporate Senior Vice President, and President and Chief Operating Officer of Herbert Laboratories, Allergan’s dermatology division. Mr. Bender also serves on the Board of Directors of iScience, Inc.

Name, Principal Occupation and Other Directorships	Age	Year Commenced Serving as a Director of the Company

Edgar J. Cummins	61	2005

Mr. Cummins served as a director of Ocular from 1992 until January 2005 when Ocular was acquired by the Company. He has served as an independent consultant to companies in the healthcare industry since 1998. From July 1986 to May 1995, Mr. Cummins served as Chief Financial Officer of Allergan, Inc. and from May 1995 to January 1998, he served as Chief Financial Officer of Chiron Vision Corporation, an ophthalmic surgical company. He also serves on the Board of Directors of Caliper Life Sciences, Inc. as the Chairman of the Audit Committee. Prior to his retirement from full time employment, Mr. Cummins was certified as a CPA in the State of California.

John D. Fruth	61	2005

Mr. Fruth founded Ocular in 1985 and served as a director from 1985 until January 2005 when Ocular was acquired by the Company. Mr. Fruth served as Chief Executive Officer of Ocular from 1985 to May 1999 and President from 1985 to October 1997.

Michael H. Kalkstein	62	1992

Mr. Kalkstein has been a partner at Dechert LLP, a law firm, since June 2003. He is the Managing Partner of Dechert’s Palo Alto office. Previously, from September 1999 through May 2003, he was a partner at Oppenheimer, Wolff & Donnelly, LLP, an international law firm, and a member of its Policy and Technologies Committees. He has been a member of the Board of Trustees of Opera San Jose since 1984, serving as its President from 1992 to 1994. He has been a member of Alliance of CEOs since 2001 and a member of the Board of Directors of the Law Foundation of Silicon Valley since 2002. He also serves as a director of the Northern California Chapter of the National Association of Corporate Directors.

Moses Marx	69	1995

Mr. Marx has been the general partner of United Equities Company LLC since 1954 and General Partner of United Equities Commodities Company since 1972. He is also President of Momar Corporation. All of these are investment companies. He is also Chairman of the Board and a director of Berkshire Bancorp Inc., a publicly traded bank holding company.

Donald Press	71	1993

Mr. Press has been Executive Vice President of Broadway Management Co., Inc., an owner and manager of commercial office buildings, since 1981. Mr. Press is also a principal in Donald Press, P.C., a law firm, located in New York City, and a director of Superior Savings of New England

Steven Rosenberg	56	1993

Mr. Rosenberg has been President and Chief Executive Officer of Berkshire Bancorp Inc., a publicly traded bank holding company, since March 1999 and its Vice President, Finance and Chief Financial Officer since 1990. From September 1987 through March 1990, Mr. Rosenberg was President and Chief Executive Officer of Scomel Industries Inc., an international marketing and consulting group. Prior to that, he was Vice President of Noel Industries, Inc., an apparel manufacturer and importer. He is currently a director of Berkshire Bancorp Inc.

Name, Principal Occupation and Other Directorships	Age	Year Commenced Serving as a Director of the Company

Allan E. Rubenstein, M.D.	60	1992

Dr. Rubenstein has served as Vice Chairman and Lead Director since July 2002, and served as Chairman of the Board from July 1994 through July 2002. He served as Acting Chairman of the Board from April 1993 through June 1994. He is Chief Executive Officer of NexGenix Pharmaceuticals and Clinical Professor of Neurology at Mount Sinai School of Medicine (N.Y.) He served as a director of Bioimaging Technologies (BITI, Nasdaq), a specialty clinical trials company, from 2000 to 2003. He is also Honorary Medical Director for the National Neurofibromatosis Foundation and a consultant to the National Institutes of Health, the U.S. Food and Drug Administration and the Department of Defense, where he served as Chair of the Neurofibromatosis Research Program Integration Panel in 2001.

Robert S. Weiss	58	1996

Mr. Weiss has been Executive Vice President and Chief Operating Officer of the Company since January 2005. Prior to that, he served as Executive Vice President since October 1995 and Chief Financial Officer since 1989. He also served as Treasurer from 1989 to March 2002. From October 1992 until October 1995 he served as Senior Vice President. From March 1984 to October 1992 he served as a Vice President, and from 1984 through July 1990 he served as Corporate Controller. He previously held a number of financial positions with the Company and at Cooper Laboratories, Inc. (the Company’s former parent) since joining the Company in 1977.

Stanley Zinberg, M.D.	70	1997

Dr. Zinberg, an obstetrician-gynecologist, is Deputy Executive Vice President and Vice President of Practice Activities for the American College of Obstetricians and Gynecologists in Washington, D.C. From 1981 until 1993 he served as Chief, Obstetrics and Gynecology, and Director, OB-GYN Residency Program at NYU Downtown Hospital, where from 1990 through 1992 he also served as President of the Medical Staff and is currently a member of the Board of Trustees. He is certified by the American Board of Obstetrics and Gynecology and is a member of the faculty of the Departments of Obstetrics and Gynecology at New York University School of Medicine, the Cornell University College of Medicine and the Georgetown University School of Medicine. He is the author of numerous editorials, scientific papers and book chapters in the field of women’s health care.

There are no family relationships among any of the Company’s current directors or executive officers or the Board’s proposed nominees.

Board Committees, Meetings and Compensation

There are four active Board Committees, each of which is comprised entirely of independent directors:

(i)  The Audit Committee is responsible for (a) the quality and integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the independent accounting firm serving as auditors of the Company, (d) retention and engagement of the auditors and oversight of their work, and (e) overseeing the performance of the Company’s internal audit function. The Committee advises and makes recommendations to the Board of Directors regarding the financial, investment and accounting procedures and practices followed by the Company. The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.coopercos.com and to any stockholder otherwise requesting a copy. The members of the Committee are Messrs. Rosenberg (Chair) and Kalkstein, and Dr. Zinberg.

(ii)  The Organization and Compensation Committee oversees compensation of the Chief Executive Officer and key executives, the granting of awards under the Company’s Incentive Payment and Long-Term Incentive Plans, and management development and succession planning. The Committee also oversees the Company’s compensation policy, and advises and makes recommendations to the Board of Directors regarding the compensation of directors and executive officers. The Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.coopercos.com and to any stockholder otherwise requesting a copy. The members of the Committee are Messrs. Kalkstein (Chair) and Press, and Dr. Rubenstein.

(iii)  The Corporate Governance Committee is responsible for development, implementation, and maintenance of the corporate governance standards by which the Company conducts business, and advises and makes recommendations to the Board concerning the Company’s primary governance policies. The Committee meets with the Chief Executive Officer and senior corporate staff as it deems appropriate. The Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.coopercos.com and to any stockholder otherwise requesting a copy. The members of the Committee are Messrs. Press (Chair) and Rosenberg, and Dr. Rubenstein.

(iv)  The Nominating Committee is responsible for the identification and selection of qualified candidates for nomination to the Company’s Board of Directors. The Committee will consider suggestions from stockholders for nominees for election as directors at the 2005 Annual Meeting, provided that the nominations are received on a timely basis and meet the criteria set forth below in the information on Stockholder Nominations. The Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.coopercos.com and to any stockholder otherwise requesting a copy. The members of the Committee are Mr. Marx (Chair), and Drs. Rubenstein and Zinberg.

During the fiscal year ended October 31, 2004, the Board met fourteen times and acted seven times by unanimous written consent, the Audit Committee met twelve times and acted two times by unanimous consent, the Nominating Committee met three times and acted once by unanimous consent, the Organization and Compensation Committee met seven times and acted once by unanimous consent and the Corporate Governance Committee met ten times and acted once by unanimous consent.

The Non-Employee Directors met in executive session six times. Dr. Allan Rubenstein, as Lead Director, presides over all executive sessions.

Currently the Company does not maintain a formal policy regarding director attendance at the Annual Meeting of Stockholders; however, it is expected that, absent compelling circumstances, directors will be in attendance. Last year all of the directors were in attendance.

For a description of compensation paid to directors, see “Executive Compensation—Compensation of Directors.”

Corporate Governance

The Company has an ongoing commitment to good governance and business practices. In furtherance of this commitment the Company regularly monitors developments in the area of corporate governance and reviews Company processes and procedures in light of such developments. The Company complies with the rules and regulations promulgated by the SEC and the New York Stock

Exchange (NYSE), and implements other corporate governance practices as are believed to be in the best interest of the Company and its stockholders. The Company believes that policies are in place which are designed to enhance stockholders’ interests.

Governance Principles.  The Board has approved a set of Corporate Governance Principles (“Principles”) for the Company. The Principles are available on the Company’s website at http://www.coopercos.com, and to any stockholder otherwise requesting a copy; the Principles deal with director qualifications, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, and performance evaluations of the Chief Executive Officer and of the Board and its committees.

Ethics and Business Conduct Policy.  The Company has adopted an Ethics and Business Conduct Policy (the “Ethics Policy”) that is available in its entirety on the Company’s website at http://www.coopercos.com and to any stockholder otherwise requesting a copy. All Company employees, officers, and directors, including the Chief Executive Officer and Chief Financial Officer, are required to adhere to the Ethics Policy in discharging their work-related responsibilities. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Ethics Policy. Amendments to the Ethics Policy, and any waivers from the Ethics Policy granted to directors or executive officers, will also be made available through the Company’s website as they are adopted.

In keeping with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for receipt and handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In furtherance of this goal, the Company has established a confidential hotline through which employees may report concerns about the Company’s business practices.

The Board of Directors

The Board is elected annually and each of the Company’s directors stands for election every year. Presently the Board is comprised of ten directors, of which two are executive officers and eight have been affirmatively determined by the Board to be independent, as they meet the objective requirements set forth by the NYSE and the SEC, and have no relationship, direct or indirect, to the Company other than as stockholders or through their service on the Board.

The Board maintains four committees whose functions are described on page 6 of this Proxy Statement. Committee membership is determined by the Board, and all committee members are independent directors as determined by the Board. Each committee maintains a written charter detailing its authority and responsibilities. These charters are reviewed periodically as legislative and regulatory developments and business circumstances warrant and are available in their entirety on the Company’s website at http://www.coopercos.com and to any stockholder otherwise requesting a copy.

Stockholders wishing to communicate with the Board of Directors, or with a specific Board member, may do so by writing to the Board, or to the particular Board member, and delivering the communication in person or mailing it to: Board of Directors, c/o Carol R. Kaufman, Corporate Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588. From time to time, the Board may change the process by means of which stockholders may communicate with the Board or its members. Please refer to the Company’s website for any changes in this process.

Stockholder Director Nominations

The By-laws of the Company provide that any stockholder entitled to vote on the election of directors at a meeting called for such purpose may nominate persons for election to the Board, by following the procedures set forth in the section titled “Stockholder Nominations and Proposals”. In addition, the Nominating Committee (the “Committee” will consider suggestions from stockholders for nominees for election as directors. Stockholders who wish to submit a proposed nominee to the Committee should send written notice to Mr. Moses Marx, Nominating Committee Chairman, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588.

Such notice should set forth all information relating to such nominee as is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the proposed nomination is being made, and the class and number of shares of the Company owned beneficially and of record by such stockholder or beneficial owner. The Committee will consider nominees suggested by stockholders on the same terms as nominees selected by the Committee. No such stockholder suggestions for director nominees have been received by the Committee as of the date of this Proxy Statement.

The Committee believes that nominees for election to the Board must possess certain minimum qualifications and attributes. The nominee: 1) must meet the objective independence requirements set forth by the SEC and NYSE, 2) must exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices, 3) must not serve on more than two other public company boards, 4) must not be involved in on-going litigation with the Company or be employed by an entity which is engaged in such litigation, and 5) must not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct.

Except as set forth above, the Committee does not currently have a formal policy regarding the handling or consideration of director candidate recommendations received from a stockholder, or a formal process for identifying and evaluating nominees for directors (including nominees recommended by stockholders). These issues will be considered by the Committee, which will then make a recommendation to the Board.

Executive Officers of the Company

Set forth below is information regarding the current executive officers of the Company who are not also directors:

David G. Acosta	AGE: 50	TITLE:	Treasurer

Mr. Acosta has served as Treasurer of The Cooper Companies, Inc. since April 2002. From October 1989 through March 2002, he served as Tax Director and Assistant Treasurer, and prior to that served in a variety of management positions in the tax department of the Company.

B. Norris Battin	AGE: 68	TITLE:	Vice President, Investor Relations and Communications

Mr. Battin has served as Vice President, Investor Relations and Communications since November 1995. Prior to joining the Company, Mr. Battin was Principal Associate of Battin Associates, a healthcare marketing, advertising and public relations consultancy whose client list included the Company. From 1968 to 1991, Mr. Battin held numerous marketing, advertising, public relations and public affairs positions at Allergan, Inc., a multinational manufacturer of eye and skin care products, including Senior Vice President, Public Affairs and Communication.

John C. Calcagno	AGE: 46	TITLE:	Chief Financial Officer & Vice President, Business Development of CooperVision, Inc.

Mr. Calcagno has served as Chief Financial Officer and Vice President, Business Development for CooperVision, Inc. since January 2003. From December 1998 through December 2002, he was President, U.S. Operations, of CooperVision. Prior to that he was Vice President of Finance and General Manager of CooperVision’s U.S. business. He has also held various other positions within subsidiaries of the Company.

Rodney E. Folden	AGE: 57	TITLE:	Corporate Controller

Mr. Folden has served as Corporate Controller since February 2004. He served as Assistant Corporate Controller from March 1994 to February 2004. He has also held a variety of financial positions since joining the Company in 1987.

Gregory A. Fryling	AGE: 50	TITLE:	President & Chief Operating Officer of CooperVision, Inc.

Mr. Fryling has served as President of CooperVision, Inc. since December 2004. He has served as Chief Operating Officer since May 2000. From January 1993 through April 2000, he served as Vice President, Business Development of The Cooper Companies, Inc. and prior to that served as an officer of various subsidiaries of the Company.

Carol R. Kaufman	AGE: 55	TITLE:	Sr. Vice President of Legal Affairs, Secretary & Chief Administrative Officer

Ms. Kaufman has served as Senior Vice President of Legal Affairs since December 2004. She has served as Vice President and Chief Administrative Officer since October 1995 and was elected Vice President of Legal Affairs and Secretary in March 1996. From January 1989 through September 1995, she served as Vice President, Secretary, and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company. She previously held a variety of financial positions with Cooper Laboratories, Inc. (the Company’s former parent) since joining that company in 1971. Ms. Kaufman currently serves as a director of Chindex, Inc., a distributor of medical equipment and services in China.

Eugene J. Midlock	AGE: 60	TITLE:	Vice President, Taxes

Mr. Midlock has served as Vice President, Taxes since January 2005. From November 2003 until December 2004 he served as a consultant to The Cooper Companies, Inc. During this period he also served as an instructor in the Master of Science in Taxation program of San Jose State University. From 1979 until he retired in 2002 he held a number of leadership positions with KPMG. Most recently he was the Partner in Charge of Tax Services for Northern California. Prior to that he was the National Partner in Charge of Tax Services for the Technology Practice, the National Partner in Charge of International Services, and Partner in Charge of the Chicago tax practice.

Jeffery A. McLean	AGE: 51	TITLE:	President, US Operations of CooperVision, Inc.

Mr. McLean has served as President, US Operations of CooperVision, Inc. since January 2005. Prior to that, Mr. McLean served as Vice President, Sales of CooperVision, Inc. from February 2004 to December 2004. He has also served as Director of Marketing & National Accounts. Before joining CooperVision, Mr. McLean was a consultant for Pfizer in marketing their COX-2 inhibitor portfolio. Prior to that Mr. McLean spent eighteen years at Bausch & Lomb Incorporated holding several management positions, his last as Vice President Sales & Marketing.

Steven M. Neil	AGE: 52	TITLE:	Vice President & Chief Financial Officer

Mr. Neil has served as Vice President and Chief Financial Officer since January 2005. He served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences, Inc. from July 2003 to January 2005. From October 1997 until June 2003 he was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Sola International.

Nicholas J. Pichotta	AGE: 60	TITLE:	Chief Executive Officer of CooperSurgical, Inc.

Mr. Pichotta has served as Chief Executive Officer of CooperSurgical, Inc., the Company’s women’s healthcare business, since September 1992. He also served as President from September 1992 to December 2004. Prior to that he served as an officer of various subsidiaries of the Company.

Paul L. Remmell	AGE: 47	TITLE:	President & Chief Operating Officer of CooperSurgical, Inc.

Mr. Remmell has been President of CooperSurgical, Inc. since December 2004. He also has served as Chief Operating Officer since October 2000, and previously served as Vice President of Finance from 1991 to December 2004.

John A. Weber	AGE: 42	TITLE:	Vice President, Worldwide Manufacturing & Distribution of CooperVision, Inc.

Mr. Weber has served as Vice President, Worldwide Manufacturing & Distribution of CooperVision, Inc. since January 2005. Prior to that he served as the Executive Vice President, Worldwide Operations of Ocular Sciences, Inc. from July 2003 to December 2004 and as Vice President, Manufacturing of Ocular Sciences, Inc. from January 2001 to July 2003. Mr. Weber served in various other management positions at Ocular Sciences, Inc. between 1993 and 2001.

James M. Welch	AGE: 44	TITLE:	President, International Operations of CooperVision, Inc.

Mr. Welch has served as President, International Operations of CooperVision, Inc. since January 2005. Prior to that he served as the President, International Division of Ocular Sciences, Inc. from July 2003 to December 2004 and as Vice President, International Sales of Ocular Sciences, Inc. from July 1997 to July 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires the Company’s executive officers (as defined), directors and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of all equity and derivative securities of the Company with the SEC and the NYSE. SEC regulations also require that a copy of all Section 16(a) forms filed be furnished to the Company by its officers, directors and greater than ten-percent stockholders.

Based solely on a review of the copies of such forms and related amendments received by the Company, or on written representations from the Company’s officers and directors that no Forms 5 were required to be filed, the Company believes that during fiscal 2004 all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of any class of its equity securities were met.

Securities Held by Management

The following table sets forth information regarding ownership of the Company’s common stock by each of its current directors, the individuals named in the Summary Compensation Table and by all of the current directors and executive officers as a group.

	Common Stock Beneficially Owned as of January 31, 2005
Name of Beneficial Owner	Number of Shares		Percentage of Shares
A. Thomas Bender	245,660	(1)	*
Edgar J. Cummins	28,249		*
John D. Fruth	1,814,112		4.1%
Gregory A. Fryling	16,319	(2)	*
Michael H. Kalkstein	57,166	(3)	*
Carol R. Kaufman	141,541	(4)	*
Moses Marx	96,432	(5)	*
Nicholas J. Pichotta	5,000	(6)	*
Donald Press	124,449	(7)	*
Steven Rosenberg	129,604	(8)	*
Allan E. Rubenstein, M.D.	36,154	(9)	*
Robert S. Weiss	295,608	(10)	*
Stanley Zinberg, M.D.	83,354	(11)	*
All current directors and executive officers as a group (23 persons)	3,171,884		7.1%

*	Less than 1%.

(1)	Includes 195,500 shares which Mr. Bender could acquire upon the exercise of currently exercisable stock options.

(2)	Includes 12,529 shares which Mr. Fryling could acquire upon the exercise of currently exercisable stock options.

(3)	Includes 1,000 restricted shares granted to Mr. Kalkstein pursuant to the terms of the 1996 Long Term Incentive Plan for Non–Employee Directors (the “Directors’ Plan”). Mr. Kalkstein has sole voting power with respect to those 1,000 shares; however, disposition is restricted pursuant to the terms of the Directors’ Plan. Also includes 47,500 shares which Mr. Kalkstein could acquire upon the exercise of currently exercisable stock options.

(4)	Includes 128,875 shares which Ms. Kaufman could acquire upon the exercise of currently exercisable stock options.

(5)	Includes 1,000 restricted shares granted to Mr. Marx pursuant to the terms of the Directors’ Plan. Mr. Marx has sole voting power with respect to those 1,000 shares; however, disposition is restricted pursuant to the terms of the Directors’ Plan. Also includes 77,500 shares which Mr. Marx could acquire upon the exercise of currently exercisable stock options.

(6)	Includes 5,000 shares which Mr. Pichotta could acquire upon the exercise of currently exercisable stock options.

(7)	Includes 1,000 restricted shares granted to Mr. Press pursuant to the terms of the Directors’ Plan. Mr. Press has sole voting power with respect to those 1,000 shares; however, disposition is restricted pursuant to the terms of the Directors’ Plan. Also includes 101,500 shares which Mr. Press could acquire upon the exercise of currently exercisable stock options.

(8)	Includes 1,000 restricted shares granted to Mr. Rosenberg pursuant to the terms of the Directors’ Plan. Mr. Rosenberg has sole voting power with respect to those 1,000 shares; however, disposition is restricted pursuant to the terms of the Directors’ Plan. Also includes 117,500 shares which Mr. Rosenberg could acquire upon the exercise of currently exercisable stock options.

(9)	Includes 1,000 restricted shares granted to Dr. Rubenstein pursuant to the terms of the Directors’ Plan. Dr. Rubenstein has sole voting power with respect to those 1,000 shares; however, disposition is restricted pursuant to the terms of the Directors’ Plan. Also includes 31,650 shares which Dr. Rubenstein could acquire upon the exercise of currently exercisable stock options.

(10)	Includes 5,108 shares held on account for Mr. Weiss under the Company’s 401(k) Savings Plan and 290,500 shares which Mr. Weiss could acquire upon the exercise of currently exercisable stock options.

(11)	Includes 1,000 restricted shares granted to Dr. Zinberg pursuant to the terms of the Directors’ Plan. Dr. Zinberg has sole voting power with respect to those 1,000 shares; however, disposition is restricted pursuant to the terms of the Directors’ Plan. Also includes 77,500 shares which Dr. Zinberg could acquire upon the exercise of currently exercisable stock options.

Principal Securityholders

The following table sets forth information regarding ownership of outstanding shares of the Company’s common stock by those individuals or groups who have advised the Company that they own more than five percent (5%) of such outstanding shares.

	Common Stock Beneficially Owned as of December 31, 2004
Name of Beneficial Owner	Number of Shares		Percentage of Shares
FMR Corp.	4,733,798	(1)	14.961%
82 Devonshire Street Boston, MA 02109

(1)	All information regarding FMR Corp. and its affiliates is based on information disclosed in a Schedule 13G filed by FMR Corp., Edward C. Johnson 3rd and Abigail P. Johnson on February 17, 2004 (the “FMR Schedule 13G”). According to the FMR Schedule 13G, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. beneficially owns 3,970,398 of these shares and the sole power to vote or direct the vote of these 3,970,398 shares resides with the Boards of Trustees of the various Fidelity funds, (ii) Fidelity Low Priced Stock Fund, a wholly-owned subsidiary of FMR Corp. beneficially owns 1,750,000 of these shares and the sole power to vote or direct the vote of these 1,750,000 shares resides with the Boards of Trustees of the various Fidelity funds and (iii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. beneficially owns 431,000 of these shares and FMR Corp. has sole power to vote or direct the vote of these 431,000 shares and the sole power to dispose or direct the disposition of all of these shares, which are held on behalf of FMR’s clients in accounts over which FMR has complete investment discretion. None of the accounts over which FMR has complete investment discretion contains more than 5% of the outstanding shares of the Company.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below shows compensation with respect to each of the last three fiscal years to the individual who served as the Company’s Chief Executive Officer for fiscal 2004, and to each person who was, for the fiscal year ended October 31, 2004, among the four other most highly compensated executive officers of the Company or its subsidiaries.

		Annual Compensation				Long Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary		Bonus		Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation
A. Thomas Bender President & Chief Executive Officer	2004 2003 2002	$ $ $	500,000 461,300 436,475	$ $ $	434,500 393,258 325,175	-0- -0- -0-	66,000 166,000 166,000	-0- -0- -0-	$ $ $	14,312 10,509 10,283	(1) (1) (1)
Gregory A. Fryling(2) President & Chief Operating Officer of CooperVision, Inc.	2004 2003 2002	$ $ $	275,000 244,000 220,920	$ $ $	63,296 177,875 159,576	-0- -0- -0-	-0- 159,000 40,000	-0- -0- -0-	$ $ $	8,023 7,559 7,318	(3) (3) (3)
Carol R. Kaufman Sr. Vice President of Legal Affairs, Secretary & Chief Administrative Officer	2004 2003 2002	$ $ $	236,000 225,000 212,900	$ $ $	167,796 156,938 126,888	-0- -0- -0-	35,500 80,500 36,000	-0- -0- -0-	$ $ $	9,589 8,888 8,657	(3) (3) (3)
Nicholas J. Pichotta Chief Executive Officer of CooperSurgical, Inc.	2004 2003 2002	$ $ $	245,000 234,900 225,271	$ $ $	147,000 109,000 136,800	-0- -0- -0-	20,000 20,000 20,000	-0- -0- -0-	$ $ $	42,560 41,763 41,516	(4) (4) (4)
Robert S. Weiss Executive Vice President & Chief Operating Officer	2004 2003 2002	$ $ $	341,000 324,700 307,200	$ $ $	269,390 251,643 205,978	-0- -0- -0-	54,000 54,000 54,000	-0- -0- -0-	$ $ $	10,152 9,831 9,548	(3) (3) (3)

(1)	Consists of an annual automobile allowance and income associated with life insurance coverage in excess of $50,000.

(2)	Mr. Fryling was not granted stock options during the fiscal year ended October 31, 2004. He received a grant of 44,500 options on December 14, 2004.

(3)	Consists of an annual automobile allowance, contributions by the Company to a 401(k) account of $1,400, $1,200, and $1,000 respectively in 2004, 2003, and 2002, and income associated with life insurance coverage in excess of $50,000.

(4)	Consists of living expenses paid to Mr. Pichotta in the amount of $36,000 per year, an annual automobile allowance, contributions by the Company to a 401(k) account of $1,400, $1,200, and $1,000 respectively in 2004, 2003, and 2002, and income associated with life insurance coverage in excess of $50,000.

OPTION GRANTS IN FISCAL YEAR ENDED OCTOBER 31, 2004

			Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Options Granted			Exercise Price Per Share	Expiration Date	5%($)	10%($)
A. Thomas Bender	66,000	(2)	9%	$68.66	10/25/14	$2,849,874	$7,222,140
Gregory A. Fryling	44,500	(3)	6%	$68.78	12/13/14	$1,924,864	$4,877,983
Carol R. Kaufman	35,500	(2)	5%	$68.66	10/25/14	$1,532,887	$3,884,636
Nicholas J. Pichotta	20,000	(2)	3%	$68.66	10/25/14	$863,598	$2,188,527
Robert S. Weiss	54,000	(2)	8%	$68.66	10/25/14	$2,331,715	$5,909,023

(1)	The dollar amounts under these columns are the results of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes and are not intended to forecast future financial performance or possible future appreciation in the price of the Company’s common stock. Stockholders are cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from option grants if the price of the Company’s common stock appreciates, which would benefit all stockholders commensurately.

(2)	The option will become exercisable when the average Fair Market Value (“FMV”) of a share of common stock of the Company during any 30 consecutive calendar day period achieves certain targets, commencing on the date the target price is achieved, and within specified timeframes, as follows: (a) one-fourth shall vest when the average FMV of the Company’s stock achieves $76.90, but shall not become exercisable earlier than May 2, 2005, and then only if the employee is still employed by the Company; (b) one-fourth shall vest when the average FMV of the Company’s stock achieves $82.39, but shall not become exercisable earlier than May 1, 2006, and then only if the employee is still employed by the Company; (c) one-fourth shall vest when the average FMV of the Company’s stock achieves $89.26, but shall not become exercisable earlier than May 1, 2007, and then only if the employee is still employed by the Company; and (d) one-fourth shall vest when the average FMV of the Company’s stock achieves $96.12, but shall not become exercisable earlier than May 1, 2008, and then only if the employee is still employed by the Company. All options not otherwise vesting pursuant to the above timetable shall become exercisable on October 25, 2009.

(3)	Mr. Fryling was not granted options during the fiscal year ended October 31, 2004. The information provided in this table reflects the grant made on December 14, 2004. The option will become exercisable when the average Fair Market Value (“FMV”) of a share of common stock of the Company during any 30 consecutive calendar day period achieves certain targets, commencing on the date the target price is achieved, and within specified timeframes, as follows: (a) one-fourth shall vest when the average FMV of the Company’s stock achieves $77.03, but shall not become exercisable earlier than June 15, 2005, and then only if the employee is still employed by the Company; (b) one-fourth shall vest when the average FMV of the Company’s stock achieves $82.54, but shall not become exercisable earlier than June 15, 2006, and then only if the employee is still employed by the Company; (c) one-fourth shall vest when the average FMV of the Company’s stock achieves $89.41, but shall not become exercisable earlier than June 15, 2007, and then only if the employee is still employed by the Company; and (d) one-fourth shall vest when the average FMV of the Company’s stock achieves $96.29, but shall not become exercisable earlier than June 16, 2008, and then only if the employee is still employed by the Company. All options not otherwise vesting pursuant to the above timetable shall become exercisable on December 13, 2009.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED

OCTOBER 31, 2004 AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End Exercisable/ Unexercisable
A. Thomas Bender	170,000	$5,306,996	295,500/348,500	$12,340,350/$11,074,590
Gregory A. Fryling	30,000	$626,468	41,972/98,140	$ 1,620,010/$ 3,710,253
Carol R. Kaufman	32,000	$1,357,440	159,875/100,125	$ 7,396,175/$ 2,260,665
Nicholas J. Pichotta	-0-	$0	5,000/45,000	$ 142,200/$ 882,300
Robert S. Weiss	92,000	$3,073,300	374,500/121,500	$16,948,090/$2,382,210

RETIREMENT INCOME PLAN

The Company’s Retirement Income Plan (the “Plan”) was adopted in December 1983. All U.S. employees of the Company and certain of its subsidiaries who work at least 1,000 hours per year are covered by the Plan. For services performed after December 31, 1988, members are entitled to an annual retirement benefit equal to .6% of base annual compensation up to $10,000 and 1.2% of base annual compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. For service prior to January 1, 1989, members are entitled to an annual retirement benefit equal to .75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.5% of base annual compensation in excess of the Social Security Wage Base for each year of service.

The estimated annual benefits payable under this Plan upon retirement (at the normal retirement age of 65) for Messrs. Bender, Weiss, Pichotta, Fryling, and Ms. Kaufman are approximately $23,000, $60,000, $40,000, $63,000, and $42,000, respectively.

CONTRACTS

The Company, either directly or through one of its subsidiaries, is party to employment agreements with A. Thomas Bender, Robert S. Weiss, Nicholas J. Pichotta, Gregory A. Fryling, and Carol R. Kaufman. The agreements with Messrs. Bender, Weiss, Pichotta and Fryling provide that if (i) the Company terminates the employee without Cause or (ii) the employee terminates his employment for Good Reason or following a Change of Control (as each term is defined in the respective agreements), the Company will pay Mr. Bender 200%, Mr. Weiss 150%, Mr. Pichotta 100% and Mr. Fryling 100% of his annual base salary, except that Mr. Weiss’ payment would be reduced to 100% if the termination arises out of a Change of Control and Mr. Pichotta’s payment could, in certain circumstances, increase to 150% following a Change of Control. In addition, they would receive a pro-rata share of any amounts that would have been payable to each of them under the Company’s Incentive Payment Plan. The agreement with Ms. Kaufman provides for her to receive a payment equal to 100% of her annual base salary in the event that her employment is terminated in the 90-day period following a Change of Control (as defined in the agreement). All of the agreements provide that these employees would continue to participate in the Company’s various insurance plans for periods ranging from twelve to twenty-four months.

COMPENSATION OF DIRECTORS

For fiscal year 2004, each director who was not also an employee of the Company (a “Non-Employee Director”) receive a stipend of $25,000 per annum. The Lead Director of the Board receive a stipend of $30,625 per annum. Each Non-Employee Director serving as a chairman of a committee of the Board receive an additional stipend ranging from $1,000 to $2,000 per annum. Each Non- Employee Director received meeting fees ranging from $500 to $1,000 per meeting, depending on duration, and up to $1,000 per day for other days substantially spent on affairs of the Company. Commencing November 1, 2004, each Non-Employee Director receives a stipend of $30,000 per annum. The Lead Director of the Board receives a stipend of $38,625 per annum. Each Non-Employee Director serving as a chairman of a commitee of the Board receives an additional stipend ranging from $1,000 to $10,000 per annum. Each Non-Employee Director receives meeting fees ranging from $750 to $1,500 per meeting, depending on duration and up to $1,000 per day for other days substantially spent on affairs of the Company. Directors who are also employees of the Company receive no additional compensation.

In addition, each November, in accordance with the 1996 Non-Employee Director Restricted Stock Plan (the “1996 Director Plan”) each Non-Employee Director of the Company receives a specified number of stock options, with an exercise price equal to 100% of the fair market value of the common stock of the Company on the date of grant and the option to purchase 1,000 shares of restricted stock at par value. The options granted in November 2004 entitled each Non-Employee Director to purchase up to 17,500 shares of the Company’s common stock (18,900 shares in the case of the Lead Director of the Board). Restrictions will generally be removed from the restricted stock when its fair market value appreciates 10% from the date of grant or five years have passed. The options generally will become exercisable when the fair market value of the common stock appreciates 10% from the date of grant or five years have passed.

Upon appointment to the Board in January 2005, each of Messrs. Fruth and Cummins received a grant of 14,584 stock options with an exercise price equal to 100% of the fair market value of the common stock of the Company on the date of grant and the option to purchase 834 shares of restricted stock at par value. These grants were pro-rated, in accordance with the 1996 Director Plan, to reflect their appointment to the Board after the beginning of the 2005 fiscal year. Restrictions will generally be removed from the restricted stock when its fair market value appreciates 10% from the date of grant or five years have passed. The options generally will become exercisable when the fair market value of the common stock appreciates 10% from the date of grant or five years have passed.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

Scope of the Committee; Members

The Company’s Organization and Compensation Committee (the “Committee”) is comprised of three directors, all of whom have been determined by the Board to be independent as defined by the NYSE. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on the Company’s website at http://www.coopercos.com or to any stockholder otherwise requesting a copy. The members of the Committee are Messrs. Kalkstein (Chairman) and Press, and Dr. Rubenstein.

The charter of the Committee provides that the Committee will review and approve all aspects of the compensation paid to the Company’s Chief Executive Officer, the four other most highly paid executive officers and any other employees identified as Section 16(a) reporting persons, all salaries and salary increases for executives whose annual base salary is $300,000 or greater and all agreements providing for the payment of benefits following a change of control of the Company or severance following a termination of employment. The charter also calls for the Committee to review and approve the Company’s overall compensation strategy, the selection of an appropriate peer group for compensation comparisons, and the terms of each executive incentive compensation and bonus program in effect and the aggregate amounts which can be awarded thereunder each year.

The charter further specifies that the Committee reviews all aspects of director compensation and makes recommendations to the Board. (For further discussion of compensation paid to directors, see the section titled “Compensation of Directors” on page 15.) The Committee also administers the Company’s 1996 and 2001 Long Term Incentive Plans, which govern the distribution of long term incentive awards, including stock options, to directors and employees, and annually reviews and makes recommendations to the Board regarding the aggregate amount and types of awards, if any, to be made during each fiscal year.

With respect to all of the Committee’s compensation decisions described in this report, the Committee also reviewed, considered and evaluated the information, advice and opinions of an independent compensation consultant who does no other work for the Company and who was retained by the Committee for that purpose. Based on this advice, and their own independent review, the Committee feels that all elements of executive and director compensation, as disclosed in this report, are reasonable and appropriate.

Executive Compensation for Fiscal 2004

The Committee’s philosophy regarding compensation of executive officers emphasizes performance-based compensation and the belief that executives should be compensated at competitive levels that are sufficient to attract and retain highly talented employees.

The level of annual compensation for individual executive officers is based upon a number of factors. The Committee considers a combination of the individual executive officer’s performance and the performance of the Company and the individual business that the executive is responsible for, the scope of the executive’s responsibility, and the current compensation package in place for that executive. The Committee also considers other published compensation data covering the contact lens and medical device industry, and industry in general, to assess whether the salary ranges in place for its executive officers are competitive. Increases in an executive’s annual base salary are dependent on his or her performance, company-wide or a particular subsidiary’s financial results and on general levels of wage and price inflation. The Chief Executive Officer and the other four most highly compensated executives also receive some non-salary based compensation, as specified in the Executive Compensation Table on page 13. Such additional compensation is generally provided in accordance with benefit plans available to most employees, such as life insurance and matching contributions to 401(k) retirement accounts, and in all cases is reviewed by the Committee and taken into consideration when reviewing executive compensation.

In addition to annual compensation, the Company maintains bonus and long-term compensation plans under which executives and certain employees are qualified to receive compensation bonuses and equity awards, including stock options. In keeping with the goal of enhancing the Company’s profitability and continuing to build stockholder value, these plans are designed to reward growth in stockholder value, as well as to reward long-term service to the Company. The value of awards under such plans is primarily dependent upon the Company’s financial performance and increases in the price of the Company’s common stock over a period of up to ten years. Generally, the plans require employees to remain employed by the Company in order to receive their awards.

Annual bonuses are awarded to executives under the Company’s Incentive Payment Plan (the “IPP”). The Committee reviews and approves the terms of the IPP, including award criteria and participation eligibility, at the beginning of each fiscal year. Participation levels under the Company’s 2004 IPP were set at percentages of base salaries previously assigned to designated positions within the corporate structure, modified to reflect the recommendations of the Company’s Chief Executive Officer. Thirty percent of individual IPP awards are paid with respect to each fiscal year when the operating business’ or the Company’s consolidated results (depending upon the executive’s employer) meet specified performance targets, while seventy percent of such awards are granted on a discretionary basis following an assessment of each individual’s performance.

In making awards under the 2004 IPP, the Committee gave primary consideration to the performance of the Company or the subsidiary for which the executive officer worked. In fiscal 2004, performance targets for executives employed by an operating subsidiary were tied to the attainment by that business of specified levels of net revenue, operating income and cash flow. For executives employed by the parent company, performance targets were tied to the attainment of certain levels of consolidated net revenue, net income and cash flow. In addition, a portion of each participant’s award was granted on a discretionary basis by his or her division head or the Chief Executive Officer, or in the case of the five most highly paid executive officers and any other executives determined to have Section 16 reporting status, by the Committee, following an assessment of each individual’s performance. This discretionary portion, which represents 70% of each award, is based upon a qualitative assessment of each participant’s performance and it may be increased or decreased as the Committee deems appropriate.

Long term incentive awards to executives are made under the Company’s Amended and Restated 2001 Long Term Incentive Plan (“2001 LTIP”). The Committee annually submits a recommendation to the Board regarding whether awards should be made for the fiscal year, and if so, the aggregate amount of those awards. Annual awards are generally made in October of each year to individuals based on recommendations submitted to the Committee by the Company’s Chief Executive Officer or, with respect to awards to the Chief Executive Officer and the four other most highly compensated executives by the Committee, based on their contribution to the success of the Company, taking into consideration competitive grant levels and total options granted as a percentage of shares outstanding. Additional grants may be made throughout the year at the discretion of the Committee. Such grants are generally made to new employees or in recognition of outstanding accomplishments or changes in job position. Each grant is designed to align the interests of the executives with those of the stockholders. In fiscal 2004, all awards consisted of grants of stock options having exercise prices equal to 100% of the fair market value of the Company’s common stock on the date of grant. The exercisability and future value of these options is directly linked to increases in the price of the Company’s common stock and the passage of time, thereby linking long-term compensation to both increased stockholder value and continuing service to the Company.

Additional grants were made by the Committee in January of 2005 to new employees and certain Section 16 reporting executives in connection with the acquisition of Ocular. These awards consisted of grants of stock options having exercise prices equal to 100% of the fair market value of the Company’s stock on the date of grant. The exercisability and future value of these options is directly linked to increases in the price of the Company’s common stock and the passage of time.

CEO Compensation for Fiscal 2004

Mr. Bender’s base salary of $500,000 represents his salary for serving as the Company’s President and Chief Executive Officer. This salary is set by the Committee and is based on the Committee’s review of both current salaries within the industry and Mr. Bender’s individual performance. Based on Mr. Bender’s demonstrated leadership, governance abilities and influence on the growth of the Company, the Committee feels that his compensation as President and Chief Executive Officer is fair and reasonable.

Mr. Bender’s 2004 bonus consisted of $434,500 paid under the 2004 IPP. Mr. Bender was eligible to participate in the 2004 IPP at a level equal to 55% of the $500,000 salary paid to him in fiscal 2004, with such level subject to increase or decrease depending on achievement of certain specified financial targets. The determination of Mr. Bender’s actual 2004 IPP payment depended upon both the Company’s ability to meet targeted consolidated net revenue, net income and cash flow levels and on the Committee’s discretion. Based solely on the Company’s financial performance, Mr. Bender was entitled to receive a bonus of $145,749. An additional $288,751 was awarded to Mr. Bender by the Committee under the discretionary component of the 2004 IPP based on its belief that Mr. Bender’s performance in fiscal 2004 contributed to the overall growth and improvement in each of the Company’s operations. In making this determination, the Committee noted Mr. Bender’s leadership and his influence on creation of value for stockholders. The Committee noted strong revenue growth during the past fiscal year, expansion of the Company’s key subsidiaries, significant increases in cash flow and earnings per share and Mr. Bender’s role in the acquisition of Ocular.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to “qualified performance-based compensation.” The Company’s 2001 LTIP was designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan will qualify as performance-based compensation. The Committee intends that awards made under the 2001 LTIP will be eligible for the performance-based exception, and eligible as a federal income tax deduction for the Company.

THE ORGANIZATION AND COMPENSATION COMMITTEE

MICHAEL H. KALKSTEIN (Chairman)

DONALD PRESS

ALLAN E. RUBENSTEIN, M.D.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three directors, all of whom have been determined to be independent by the Board as defined by the NYSE and the SEC. The Committee operates under a written charter adopted by the Board of Directors. A copy of the Committee’s charter is available on the Company’s website at http://www.coopercos.com or to any stockholder otherwise requesting a copy.

The members of the Audit Committee (the “Committee”) are Messrs. Rosenberg (Chairman) and Kalkstein, and Dr. Zinberg. The Board has determined that all members of the Committee are financially literate as required by the NYSE. The Board has also determined that Mr. Rosenberg is an audit committee financial expert as defined by the SEC.

The primary function of the Audit Committee is to provide advice with respect to the Company’s financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding (i) the quality and integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent accounting firm serving as auditors of the Company and (iv) the performance of the Company’s internal audit function and the independent auditors. The Audit Committee’s primary duties and responsibilities relate to:

a.	maintenance by management of the reliability and integrity of the accounting policies and financial reporting and financial disclosure practices of the Company;

b.	establishment and maintenance by management of processes to assure that an adequate system of internal controls is functioning within the Company; and

c.	retention and termination of the independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors. Under the Committee’s charter, all auditor engagements must be approved in advance by the Audit Committee. All engagements with fees estimates above $150,000 shall require consideration and approval by the full Audit Committee. The Chair of the Audit Committee shall have and may exercise authority to approve all engagements on behalf of the Audit Committee where the fees are estimated to be below $150,000. Management recommendations will be considered in connection with such engagements, but management will have no authority to approve engagements.

The Audit Committee held twelve meetings during fiscal 2004, including regular meetings in conjunction with the close of each fiscal quarter during which the Audit Committee reviewed and discussed the Company’s financial statements with management and KPMG LLP (“KPMG”), its independent auditors.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2004 with the Company’s management, and management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) as amended by SAS No. 91.

The Audit Committee received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed with KPMG their independence from the Company. It considered the non-audit services provided by KPMG and determined that the services provided are compatible with maintaining KPMG’s independence. The Audit Committee approved 100% of all audit, audit related, tax and other services provided by KPMG for the fiscal year ended October 31, 2004. The total fees paid to KPMG for the last two fiscal years are as follows:

	Fiscal Year Ended October 31, 2004	Fiscal Year Ended October 31, 2003
Audit Fees	$1,066,500	$873,400
Audit Related Fees: Professional services rendered for employee benefit plan audits, accounting assistance in connection with acquisitions and consultations related to financial accounting and reporting standards	$63,800	$58,900
Tax Fees	$273,400	$3,290,400	(1)
All Other Fees: Professional services rendered for corporate secretarial support	$0	$0

(1)	Includes $270,000 in fees for strategic tax planning services.

Based on the Audit Committee’s discussions with management and the independent auditors, the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 for filing with the SEC.

THE AUDIT COMMITTEE

STEVEN ROSENBERG (Chairman)

MICHAEL H. KALKSTEIN

STANLEY ZINBERG, M.D.

PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Company’s common stock with the cumulative total return of the Standard & Poor’s SmallCap 600 Stock Index (which includes the Company) and the Standard & Poor’s Health Care Equipment Index for the five-year period ended October 31, 2004. The graph assumes that the value of the investment in the Company and in each index was $100 on October 31, 1999 and assumes that all dividends were reinvested.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

	The Cooper Companies, Inc.	S&P SmallCap 600	S&P Health Care
10/31/99	100	100	100
10/31/00	143	125	147
10/31/01	193	117	125
10/31/02	213	113	120
10/31/03	350	151	153
10/31/04	568	176	179

*	$100 invested on 10/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending October 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors has retained the firm of KPMG LLP, independent certified public accountants, to audit and opine upon the consolidated financial statements of the Company for the fiscal year ending October 31, 2005, such appointment to continue at the pleasure of the Audit Committee and to be presented to the stockholders for ratification. KPMG LLP has served as auditors of the Company since the Company’s incorporation in 1980. The stockholders are asked to ratify such appointment.

The Board of Directors expects that one or more representatives of KPMG LLP will be present at the Annual Meeting and will be provided an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as the Company’s independent certified public accountants.

Ratification of KPMG LLP as the Company’s independent certified public accountants requires the affirmative vote of the majority of the outstanding shares of common stock, present in person or by proxy, and entitled to vote on this matter at the Annual Meeting.

PROPOSAL 3 — AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

General:

The Board recommends that the stockholders approve an amendment to Article IV(a) of the Amended and Restated Certificate of Incorporation, which authorizes an increase from 70,000,000 to 120,000,000 in the number of shares of common stock that the Company may issue.

Purpose:

The Board of Directors believes that it is in the best interests of the Company and its stockholders to have additional common stock authorized which would be available for issuance for general corporate purposes, including raising capital to support business expansion, stock splits, stock dividends, acquisitions or other developments which might make stock issuance desirable. For example, the Company believes that stock splits or stock dividends broaden the market for, and the liquidity of, the Company’s common stock.

On January 6, 2005 the Company acquired Ocular pursuant to which 10,118,058 shares were issued. As a result, the Company has [44,245,232] shares of common stock outstanding as of the record date for the Annual Meeting, in addition to [1,757,362] reserved for issuance pursuant to the Company’s stock option plans and 2,583,812 shares reserved for issuance in connection with the convertible debentures issued in June 2003, leaving [21,413,594] authorized shares (including                      treasury shares) available for issuance. If authorization of an increase in the common stock is postponed until a specific need arises, the delay and expense incident to obtaining approval of the stockholders at that time could impair the Company’s ability to meet its objectives. The Company does not now have any agreement, understanding, arrangement or commitment which would result in the issuance of any of the additional shares to be authorized and no assurance can be given at this time that additional shares will, or as to the circumstances under which such shares might, in fact be issued. No further action or authorization by the stockholders would be necessary prior to the issuance of the additional shares unless applicable laws or regulations or the rules of any stock exchange on which the Company’s securities may then be listed requires such approval.

The holders of any of the additional shares of common stock issued in the future would have the same rights and privileges as the holders of the shares of common stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.

As stated above, the Company has no immediate plans, arrangements, commitments, or understanding with respect to the issuance of any additional shares of common stock authorized by the proposed amendment. However, the increased authorized shares could be used to make a takeover attempt more difficult by using the shares to make a counter-offer for the shares of a bidder or by selling shares to dilute the voting power of the bidder. As of this date, the Board is unaware of any effort to accumulate the Company’s shares or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management, or otherwise.

Text of Amendment:

The amendment authorizing the increase in the authorized shares of common stock will amend Article IV(a) of the Company’s Amended and Restated Certificate of Incorporation. If the amendment is approved, Article IV(a) will read in its entirety as follows:

(a)  Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 121,000,000 consisting of (i) 120,000,000 shares of common stock (“common stock”), each share having a par value of $.10 and (ii) 1,000,000 shares of Preferred Stock (“Preferred Stock”), each share having a par value of $.10.

Board Recommendation and Vote Required for Approval:

Amendment of the Amended and Restated Certificate of Incorporation requires the affirmative vote of the majority of the outstanding shares of common stock.

The Board of Directors unanimously recommends a vote FOR amending the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

RECOMMENDATIONS

The Board of Directors of the Company unanimously recommends that the stockholders vote FOR the election of the nominees for director named in this Proxy Statement and FOR ratification of the appointment of KPMG LLP as independent certified public accountants of the Company for fiscal 2005 and FOR amending the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares will be voted as indicated or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Stockholder proposals for inclusion in the proxy materials for the 2006 Annual Meeting of Stockholders pursuant to Rule 19a-8 under the Securities Exchange Act of 1939, as amended, must be received at the Company’s principal executive offices on or before October 12, 2005. The Nominating Committee or, if none exists, the Board of Directors will consider suggestions from stockholders for nominees for election as directors at the 2006 Annual Meeting of Stockholders. For a stockholder to nominate any person for election as a director at the 2006 Annual Meeting of Stockholders the person making such nomination must be a stockholder entitled to vote and such nomination must be made pursuant to timely notice. The Company’s By-laws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at the 2006 Annual Meeting of Stockholders must notify the Secretary of the Company in writing not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to March 22, 2006 (or, if the date of the 2006 annual meeting is more than 30 days before or more than 70 days after March 22, 2006, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public disclosure of the date of the meeting is first made by the Company) and, with respect to nominations for directors, if the number of directors to be elected at the 2006 Annual Meeting of Stockholders is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to March 22, 2006, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. Such notice must set forth certain information specified in the Company’s By-laws.

By Order of the Board of Directors

A. THOMAS BENDER

Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting Date March 22, 2005

PROXY

THE COOPER COMPANIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MARCH 22, 2005

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of The Cooper Companies, Inc., a Delaware corporation, hereby appoints CAROL R. KAUFMAN, ROBERT S. WEISS and RODNEY E. FOLDEN, and each of them, proxies, with full power of substitution, to vote all of the shares of common stock of The Cooper Companies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Cooper Companies, Inc. to be held at The Benjamin Hotel, 125 East 50th Street, New York, NY, on March 22, 2005 at 10:00 a.m., E.S.T., and at any adjournments or postponements thereof, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2 AND 3 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 4.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

THE COOPER COMPANIES, INC.

March 22, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. ELECTION OF TEN DIRECTORS: (check one box only) NOMINEES:		2. Ratification of the appointment of KPMG LLP as independent certified public accountants of The Cooper Companies, Inc. for the fiscal year ending October 31, 2005.	☐	☐	☐
		3. The amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 70,000,000 to 120,000,000 shares.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	° A. Thomas Bender ° Edgar J. Cummins ° John D. Fruth ° Michael H. Kalkstein ° Moses Marx ° Donald Press ° Steven Rosenberg ° Allan E. Rubenstein, M.D. ° Robert S. Weiss ° Stanley Zinberg, M.D.

4.        In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) for directors as such proxies may select in the event that any nominee(s) named above become unable to serve, and on such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.